Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations Amy Carpi, (203) 656-7651 amy.carpi@jetblue.com
Corporate Communications (718) 709-3089 corporatecommunications@jetblue.com

JETBLUE ANNOUNCES THIRD QUARTER 2005 EARNINGS

Low-Fare Carrier Achieves 3.1% Operating Margin

New York, NY (October 20, 2005 ) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2005:

•	Operating revenues for the quarter totaled $452.9 million, representing growth of 40.2% over operating revenues of $323.1 million in the third quarter of 2004.

•	Operating income in the quarter was $13.8 million, resulting in a 3.1% operating margin, compared to operating income of $22.5 million and a 7.0% operating margin in the third quarter of 2004.

•	Net income for the quarter was $2.7 million, representing earnings of $0.02 per diluted share, compared with third quarter 2004 net income of $8.1 million, or $0.07 per diluted share.

‘‘This quarter was a difficult one for JetBlue,’’ said David Neeleman, JetBlue’s Chairman and CEO.  ‘‘The combination of record high jet fuel costs, which were 58% above fuel costs for the same period last year, hurricanes, and a competitive revenue environment has proven difficult for all airlines, and JetBlue is not immune. We will continue to build our business for the long term through strategic growth and by striving to exceed our customers’ expectations.’’

During the third quarter of 2005, JetBlue achieved a completion factor of 99.4% of scheduled flights versus 97.9% in the third quarter of 2004. On-time performance, defined by the U.S. Department of Transportation as arrivals within 14 minutes of schedule, was 72.2% in the third quarter of 2005 compared to 79.0% for the same period in 2004. The Company attained a load factor in the third quarter of 2005 of 86.6%, an increase of 1.7 points on a capacity increase of 28.2% over the third quarter of 2004.

‘‘Our crewmembers did an excellent job this quarter despite the numerous challenges,’’ commented Dave Barger, President and COO. ‘‘Going forward, we remain committed to examining every opportunity to increase revenue, reduce costs and improve our operational integrity.’’

For the third quarter 2005, yield per passenger mile was 7.87 cents, up 6.0% compared to 2004 on a 4.8% increase in average length of haul. Operating revenue per available seat mile (RASM) increased 9.4% year-over-year to 7.15 cents. Revenue passenger miles increased 30.7% from the third quarter of 2004 to 5.5 billion. Available seat miles grew 28.2% to 6.3 billion. Operating expenses for the third quarter were $439.1 million, up 46.1% from the third quarter of 2004. Operating expense per ASM (CASM) for the third quarter 2005 increased 13.8% year-over-year to 6.93 cents. On a fuel-neutral to prior year period basis, CASM increased 2.7% to 6.26 cents. Operating margin, on a fuel-neutral to prior year period basis, was 12.6% in the third quarter 2005. During the quarter, realized fuel price was $1.70 per gallon, a 57.9% increase over third quarter 2004 realized fuel price of $1.08.

Looking ahead, for the fourth quarter 2005 JetBlue expects to report a negative operating margin between 5.0% and 7.0%, resulting in an expected net loss for the quarter and the full year. This forecast is based on an assumed aircraft fuel cost per gallon of $2.00, net of hedges, during the fourth quarter as well as a non-cash, one-time stock compensation expense that is estimated to be up to $9 million related to the acceleration of stock options announced yesterday. JetBlue ended the third quarter with $491 million in cash and investment securities.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 20, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 82 new Airbus A320s and plans to add three additional A320s and eight EMBRAER 190s to its fleet in 2005. Based at New York City's John F. Kennedy International Airport, JetBlue currently operates 318 flights a day and serves 33 destinations in 14 states, Puerto Rico, the Dominican Republic and The Bahamas.

All JetBlue aircraft feature roomy leather seats; all equipped with an in-seat digital entertainment system offering 36 channels of free DIRECTV® programming — no other airline offers more live satellite TV options. On flights longer than two hours, a selection of first-run movies and bonus features from FOX InFlightTM is also available. (1)

With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583), 1-888-538-2583 if calling from Puerto Rico, or 1-200-9898 if calling from the Dominican Republic. This press release, as well as past press releases, can be found on www.jetblue.com.

(1)	FOX InFlightTM premium movies are available on flights longer than two hours. DIRECTV® service is not available on flights between JFK/Newark and Puerto Rico or the Dominican Republic; however, FOX InFlightTM is offered complimentary on these routes.

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This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, potential hostilities in the Middle East or other regions, our ability to implement our growth strategy and our dependence on the New York market, our fixed obligations and our limited operating history, seasonal fluctuations in our operating results, increases in maintenance costs, fuel prices and interest rates, our competitive environment, our reliance on sole suppliers, government regulation, our failure to properly integrate LiveTV or enforce its patents, our ability to hire qualified personnel, the loss of key personnel and potential problems with our workforce including work stoppages, and continuing changes in the airline industry following the September 11th terrorist attacks and the increased risk of future attacks, the potential risks with the delivery, placing into service and integration into our operations of the EMBRAER 190 aircraft as well as the potential liability relating to our handling of customer data. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q/A. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Percent Change		Nine Months Ended September 30,		Percent Change
	2005	2004			2005	2004
OPERATING REVENUES
Passenger	$431,529	$311,462	38.5		$1,199,653	$900,253	33.3
Other	21,386	11,613	84.1		55,637	31,543	76.4
Total operating revenues	452,915	323,075	40.2		1,255,290	931,796	34.7
OPERATING EXPENSES
Salaries, wages and benefits	107,757	86,255	24.9		311,739	247,741	25.8
Aircraft fuel	138,026	68,499	101.5		335,953	175,174	91.8
Landing fees and other rents	27,184	24,813	9.6		80,106	68,437	17.0
Depreciation and amortization	29,511	19,808	49.0		80,506	53,429	50.7
Aircraft rent	18,265	17,553	4.1		54,154	52,548	3.1
Sales and marketing	21,996	14,657	50.1		61,744	46,423	33.0
Maintenance materials and repairs	19,812	11,518	72.0		46,931	32,406	44.8
Other operating expenses	76,518	57,499	33.1		205,030	155,516	31.8
Total operating expenses	439,069	300,602	46.1		1,176,163	831,674	41.4
OPERATING INCOME	13,846	22,473	(38.4)		79,127	100,122	(21.0)
Operating margin	3.1%	7.0%	(3.9	) pts.	6.3%	10.7%	(4.4	) pts.
OTHER INCOME (EXPENSE)
Interest expense	(28,361)	(14,172)	100.1		(74,386)	(36,512)	103.7
Capitalized interest	3,855	2,477	55.7		11,524	5,863	96.6
Interest income and other	6,963	2,520	176.3		15,061	6,000	151.0
Total other income (expense)	(17,543)	(9,175)			(47,801)	(24,649)
INCOME (LOSS) BEFORE INCOME TAXES	(3,697)	13,298	(127.8)		31,326	75,473	(58.5)
Income tax expense (benefit)	(6,383)	5,182			9,160	30,767
NET INCOME	$2,686	$8,116	(66.9)		$22,166	$44,706	(50.4)
EARNINGS PER COMMON SHARE:
Basic	$0.03	$0.08			$0.21	$0.43
Diluted	$0.02	$0.07			$0.20	$0.40
Weighted average shares outstanding:
Basic	105,361	103,490			104,875	102,914
Diluted	110,826	110,817			110,571	110,833

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended September 30,		Percent Change		Nine Months Ended September 30,		Percent Change
	2005	2004			2005	2004
Revenue passengers	3,782,567	3,033,338	24.7		10,878,559	8,604,108	26.4
Revenue passenger miles (000)	5,483,821	4,196,006	30.7		15,043,038	11,503,686	30.8
Available seat miles (000)	6,331,862	4,940,080	28.2		17,346,715	13,815,395	25.6
Load factor	86.6%	84.9%	1.7	pts.	86.7%	83.3%	3.4	pts.
Breakeven load factor (1)	87.4%	80.9%	6.5	pts.	84.2%	76.2%	8.0	pts.
Aircraft utilization (hours per day)	13.7	13.6	0.5		13.6	13.5	0.3
Average fare	$114.08	$102.68	11.1		$110.28	$104.63	5.4
Yield per passenger mile (cents)	7.87	7.42	6.0		7.97	7.83	1.9
Passenger revenue per available seat mile (cents)	6.82	6.30	8.1		6.92	6.52	6.1
Operating revenue per available seat mile (cents)	7.15	6.54	9.4		7.24	6.74	7.3
Operating expense per available seat mile (cents)	6.93	6.09	13.8		6.78	6.02	12.6
Airline expense per available seat mile (cents) (1)	6.87	6.01	14.3		6.72	5.96	12.7
Departures	28,104	22,893	22.8		81,123	65,883	23.1
Average stage length (miles)	1,444	1,383	4.4		1,371	1,344	2.0
Average number of operating aircraft during period	79.2	61.8	28.2		74.8	58.6	27.7
Average fuel cost per gallon	$1.70	$1.08	57.9		$1.52	$0.99	52.7
Fuel gallons consumed (000)	81,009	63,466	27.6		221,680	176,561	25.6
Percent of sales through jetBlue.com during period	77.7%	75.0%	2.7	pts.	77.2%	75.7%	1.5	pts.
Full-time equivalent employees at period end (1)					7,452	6,127	21.6

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2005	December 31, 2004
Cash, cash equivalents and investment securities	$491,312	$449,162
Total assets	3,565,941	2,796,670
Total debt	2,189,648	1,544,812
Stockholders' equity	786,618	754,123

NON-GAAP FINANCIAL MEASURES (2)
(in thousands)

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Fuel Neutral Operating Expenses to Prior Period
Operating expenses as reported	$439,069	$1,176,163
Less: Reported aircraft fuel	(138,026)	(335,953)
Add: Aircraft fuel at prior period cost per gallon	87,433	219,938
Profit sharing impact	7,589	17,402
Fuel neutral operating expenses	$396,065	$1,077,550
Fuel neutral operating margin	12.6%	14.2%
Fuel neutral operating expense per available seat mile (cents)	6.26	6.21

(1)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations

(2)	In management's view, comparative analysis of period-to-period operating results can be enhanced by excluding the significant volatility in the price of aircraft fuel, which is subject to many economic and political factors that are beyond our control. We believe that the presentation of these non-GAAP financial measures is useful to management and investors because it is more indicative of our ability to manage our costs and also assists in understanding the significant impact that fuel prices have had on our operations. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.

SOURCE: JetBlue Airways Corporation